Exhibit 99.1



Valero Energy Corporation Raises Third Quarter and Full Year Earnings Estimates

           SAN ANTONIO, Sept. 4, 2001 -- Valero Energy Corporation (NYSE:VLO) today announced that, as a result of improved industry fundamentals, it expects earnings for the third quarter to be in the range of $1.00 to $1.25 per share and to be over $8.50 per share for 2001, based on current forward curve prices. The recent strong improvement in market conditions has resulted in the improved earnings outlook for the remainder of this year.

           Valero Energy Corporation is a Fortune 500 company based in San Antonio, with more than 3,500 employees and annual revenues of over $15 billion. The company currently owns and operates six refineries in Texas, California, Louisiana and New Jersey with a combined throughput capacity of more than one million barrels per day, making it the nation's second largest independent refining company. Valero is recognized throughout the industry as a leader in the production of premium, environmentally clean products such as reformulated gasoline, CARB Phase II gasoline, low-sulfur diesel and oxygenates. The company markets its products in 34 states through an extensive wholesale bulk and rack marketing network, and in California through approximately 80 Valero branded retail and 270 other retail distributor locations.

           Statements contained in this press release that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements.

           Investors and security holders are urged to read the joint proxy statement/prospectus that has been sent to Valero and UDS stockholders regarding their proposed merger because it contains important information. Investors and security holders may obtain a free copy of the joint proxy statement/prospectus and other documents filed by Valero and UDS with the Commission at the Commission's Web site at www.sec.gov. The joint proxy statement/prospectus and these other documents may also be obtained free of charge from Valero and UDS. Stockholders should read the definitive joint proxy statement/prospectus carefully before making a decision concerning the merger.

           Valero and UDS, and their respective directors, executive officers and certain other of their respective employees, may be soliciting proxies from their respective stockholders in favor of the approval of the merger. Information regarding the persons who may, under SEC rules, be deemed to be participants in the solicitation of Valero and UDS stockholders in connection with the merger is set forth, in the case of Valero, in Valero's proxy statement for its 2001 annual meeting, filed with the SEC on March 28, 2001, and in the case of UDS, in UDS' proxy statement for its 2001 annual



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meeting, filed with the SEC on March 27, 2001, and additional information is set forth in the definitive proxy statement/prospectus referred to above on file with the SEC.

Contact:

         Valero Energy Corporation, San Antonio

         Investors, Lee Bailey, Vice President, Investor Relations: 210/370-2139

         or

         Media, Mary Rose Brown, Vice President, Corporate Communications:
         210/370-2314

Web Site: http://www.valero.com/